Exhibit 99.1

BOYD GAMING REPORTS SECOND QUARTER RESULTS

- Company Announces Agreement to Sell South Coast Hotel and Casino -

- Borgata Opens $200 Million Expansion -

- Board Approves Quarterly Dividend -

LAS VEGAS, NV – JULY 25, 2006 – Boyd Gaming Corporation (NYSE: BYD) today reported financial results for the second quarter ended June 30, 2006. Beginning with this earnings release, we are introducing a new format to provide a better understanding of our business.

Recent Highlights

•	Las Vegas Locals segment posts net revenues of $264.4 million versus $228.3 million in the second quarter 2006, an increase of 15.8% over the 2005 quarter, and Adjusted EBITDA(1) was $78.9 million, an increase of 3.7% for the quarter.

•	Central Region records net revenues for the second quarter 2006 of $245.9 million versus $220.3 million in the same quarter 2005, an increase of 11.6%, and Adjusted EBITDA was $58.6 million, an increase of 10.4%, principally due to Treasure Chest’s continued strength in the New Orleans market.

•	Downtown Las Vegas records second best June quarter ever with net revenues of $65.1 million and Adjusted EBITDA of $12.9 million; compared to last year’s record second quarter, both net revenues and Adjusted EBITDA were down 3.1% and 9.9%, respectively.

•	Company announces agreement to sell South Coast Hotel and Casino.

•	Company announces agreement to purchase Dania Jai Alai for $152.5 million, located near Fort Lauderdale and in close proximity to the major population centers of South Florida, and one of four facilities approved under Florida law to operate 1,500 Las Vegas-style slot machines.

•	Borgata successfully opens its $200 million public space expansion on June 30, 2006.

•	Board approves quarterly cash dividend of $0.135 per share, payable September 1, 2006 to shareholders of record on August 11, 2006.

(1)	See footnotes at the end of the release for additional information relative to non-GAAP financial measures.

Second Quarter Results

We reported second quarter 2006 net income of $10.2 million, or $0.11 per share, compared with $48.6 million, or $0.54 per share, in the same period 2005. Additionally, on January 1, 2006, we adopted Statement of Financial Accounting Standards (SFAS) No. 123R, Share-Based Payment, resulting in $6.3 million of non-cash compensation expense in the current quarter, or $0.04 per share; there was no such expense recorded for the same period last year. Per share earnings discussed throughout this release are reported on a diluted basis.

Adjusted Earnings(1) for the second quarter 2006 were $42.5 million, or $0.47 per share, as compared to Adjusted Earnings for the same quarter 2005 of $50.3 million, or $0.56 per share. Had we expensed stock options in the second quarter last year, pro forma Adjusted EPS(1) would have been $0.52 in that period. During the second quarter 2006, certain pre-tax adjustments to earnings of $50.3 million ($32.3 million, net of tax, or $0.36 per share) were as follows:

•	$31.2 million charge for write-downs and other charges, principally related to the retirement of the original gaming vessel at Blue Chip, which was replaced earlier this year in conjunction with our expansion project; after analysis of alternative uses for the original vessel, management decided in June 2006 to permanently retire the asset from further operations.

•	$9.6 million charge for preopening expenses, including $5.3 million for the Echelon development and $1.9 million related to Borgata’s public space expansion project, as well as our other projects.

•	$6.7 million charge for a retroactive Illinois gaming tax assessment at Par-A-Dice.

•	$2.7 million charge for accelerated depreciation at Stardust, as we expect to retire that property to develop Echelon Place.

By comparison, the second quarter 2005 included pre-tax adjustments that reduced earnings by $2.6 million ($1.7 million, net of tax, or $0.02 per share).

Net revenues increased 10.2% to $610.9 million for the second quarter 2006, largely attributable to the addition of South Coast, as well as the Blue Chip expansion, both of which were not open in last year’s second quarter. Total Adjusted EBITDA was $167.3 million in the second quarter 2006 and included a $6.7 million charge for a retroactive gaming tax assessment at our Par-A-Dice property in Illinois. Total Adjusted EBITDA for the same period last year was $159.2 million.

Bill Boyd, Chairman and Chief Executive Officer of Boyd Gaming, commented, “After eight consecutive quarter-over-quarter increases in Adjusted EPS dating back to the second quarter 2004, this quarter turned out to be a transition period, as we continued to ramp-up at Blue Chip, re-introducing our new facility within that market, and to adjust operationally for a capacity increase of approximately 14% in gaming positions in the Las Vegas Locals market. We also completed our public space expansion at Borgata and added to our development plans with a near-term opportunity in Florida, further strengthening our growth pipeline. Blue Chip’s new expansion demonstrated significant potential for the future, as we move past our launch phase and begin focusing on margin improvement. Additionally, Borgata’s expansion, which opened on the last day of the quarter, was extremely well-received by guests, and with renowned chefs Wolfgang Puck, Bobby Flay and Michael Mina, we reinforced Borgata’s leading position in the Atlantic City market.”

(1)	See footnotes at the end of the release for additional information relative to non-GAAP financial measures.

Year-To-Date Results

Net income for the six months ended June 30, 2006 was $73.4 million, or $0.81 per share, as compared to $88.7 million, or $0.98 per share for the six months ended June 30, 2005, which included a $16.4 million net of tax charge, or $0.19 per share, for the cumulative effect of a change in accounting principle. Pursuant to the adoption of SFAS No. 123R on January 1, 2006, we have recorded $12.1 million of share-based compensation expense in the 2006 year-to-date period, or $0.09 per share; there was no such expense recorded for the same period last year.

Adjusted Earnings for the six months ended June 30, 2006 were $113.5 million, or $1.25 per share, as compared to $107.8 million, or $1.19 per share for the six months ended June 30, 2005. Had we expensed stock options in the prior year, pro forma Adjusted EPS would have been $1.13 per share in that period.

Net revenues were $1.3 billion and $1.1 billion for the six months ended June 30, 2006 and 2005, respectively. Total Adjusted EBITDA was $382.2 million for the six months ended June 30, 2006 and included a $6.7 million charge for a retroactive gaming tax assessment at our Par-A-Dice property in Illinois. Total Adjusted EBITDA for the 2005 period was $329.6 million.

Key Operations Review

Our Las Vegas Locals segment was principally impacted by additional competition, as well as continued softness at South Coast. Second quarter net revenues were $264.4 million, an increase of 15.8% over the same period in 2005. Suncoast’s performance was impacted by a new competitor in the Summerlin area, recording a 23.3% Adjusted EBITDA decline on net revenues that decreased 11.1%. At The Orleans, new competition as well as roadway construction disruption contributed to a 10.2% Adjusted EBITDA decline on slightly lower net revenues. Sam’s Town Las Vegas and Gold Coast combined for a second quarter 2006 Adjusted EBITDA decrease of 4.2%.

In the Central Region, Treasure Chest continued to post solid year-over-year results, increasing net revenues by 30.9% and Adjusted EBITDA by an impressive 191.6% over the 2005 second quarter. In Indiana, Blue Chip net revenues increased 20.9%, while Adjusted EBITDA increased 3.1%, primarily because of higher than normal marketing and promotional expenses related to the expansion launch. We are refining our marketing programs in an effort to return these costs to more normal levels for the third quarter. In Illinois, net revenues for Par-A-Dice remained essentially flat for the second quarter, while Adjusted EBITDA declined 78.4%, mainly attributable to the retroactive gaming tax assessment of $6.7 million. The assessment was the result of a recent modification by the Illinois State Legislature requiring licensees to pay an additional 5% tax on adjusted gross gaming revenues retroactive to July 1, 2005.

In Atlantic City, Borgata Hotel Casino and Spa continued its strong performance in the second quarter 2006, despite operating with approximately 400 fewer slot machines due to the public space expansion project, which was completed on June 30. Borgata reported gaming revenue of $172.9 million, an increase of 1.9%, and non-gaming revenue of $64.3 million, an increase of 5.5%, over the same period last year. Net income was $34.8 million for the quarter, versus $36.4 million in the same quarter 2005. Borgata reported Adjusted EBITDA for the second quarter of $57.6 million, a 1.5% increase over the same period last year.

Keith Smith, Boyd Gaming’s President and Chief Operating Officer, noted, “Borgata’s performance has been impressive, and with the new amenities that we opened as part of the public space expansion, demand for Borgata continues to thrive. Based on our experience at Borgata, we believe there’s additional opportunity for an upscale boutique hotel experience that will extend the Borgata brand. The Water Club, Borgata’s second hotel at the property, will combine the familiar elements of Borgata style, while delivering a unique personality of its own.”

Development Update

Our growth pipeline includes both short and long term developments. In the short term, with Borgata’s public space expansion completed, management will shift its construction resources to the property’s second hotel, which is on schedule for a fourth quarter 2007 opening. Additionally, the partnership has increased the hotel project’s budget to $400 million, mainly due to higher construction material costs, vendor consolidation, and demand for contractors in the Atlantic City region. We believe The Water Club at Borgata will further position the property as a leading destination in the Atlantic City market and offer a trade-up proposition to the popular Borgata brand. Predevelopment work for the Echelon Place project on the Las Vegas Strip is progressing, and we expect to begin construction in the second quarter 2007. Subject to the satisfaction of certain closing conditions, we anticipate completing the Dania Jai Alai acquisition in the fourth quarter and are finalizing plans relative to future development of the 47-acre site. In addition, we continue to work on design and development plans for our North Las Vegas project.

South Coast Sale

Boyd Gaming also announced that it has reached an agreement to sell the South Coast Hotel and Casino to Michael Gaughan for a purchase price equal to the net proceeds from the sale of approximately 15.8 million shares of Boyd Gaming stock owned by Mr. Gaughan. A minimum of 75% of the purchase price will be paid to the Company in cash. The agreement further allows the Company to purchase a maximum of 25% of Mr. Gaughan’s shares, which amounts to approximately 4.4% of the Company’s outstanding shares.

Cash proceeds from the sale of South Coast will be used to repay a portion of the outstanding balance on the Company’s revolving credit facility. The Company plans to use the additional capital to fund its ongoing development initiatives. The transaction, which is expected to be completed by the end of the year, is subject to a minimum purchase price, the deposit by Mr. Gaughan of the cash portion of the purchase price in escrow within 60 days of today’s date, customary licensing and regulatory approvals, and other closing conditions.

Following the stock sale, Michael Gaughan will shift his focus from the Company’s Coast Casinos division to managing the day-to-day operations of the South Coast Hotel and Casino, and following the close of the transaction, Mr. Gaughan plans to operate the property independently. After the sale to Mr. Gaughan, Boyd Gaming will retain all Coast Casino brands and the South Coast will change its name shortly after the transaction is completed. Moreover, the South Coast cannot be sold for a period of five years, other than to Boyd Gaming, and Boyd Gaming retains the first right of refusal on the future sale for an additional three years.

On a historical basis, the pro forma disposition of the South Coast would have had an accretive effect on earnings of approximately $0.14 per share, or 17%, during the six months ended June 30, 2006. On a prospective basis, the Company believes the transaction will be immediately accretive to earnings upon closing. Beginning in the third quarter 2006, the Company expects to report the results of operations from the South Coast in “discontinued operations” on our consolidated financial statements.

William S. Boyd, Chairman and Chief Executive Officer of Boyd Gaming, commented on the agreement, “Our merger in 2004 with Coast Casinos was one of our most successful transactions ever, positioning our Company as a leading Las Vegas locals operator. While I will miss working with Michael on a daily basis, I certainly understand his desire to return to the day-to-day operations of a casino property, something he has done most of his professional life. In the end, I believe this will be a win-win for both Michael and our Company.”

Michael Gaughan noted, “Our merger with Boyd Gaming two years ago proved to be a very successful transaction for both companies. Our Las Vegas Locals business experienced unprecedented growth during that time. That said, I now have a desire to return to an entrepreneurial role as a casino operator. I have been friends with Bill Boyd for over 40 years and look forward to continuing our friendship in the future.”

Dividend

We also announced that our Board of Directors declared a quarterly dividend of $0.135 per share, payable September 1, 2006 to shareholders of record on August 11, 2006.

Key Financial Statistics

The following is additional information as of and for the three months ended June 30, 2006:

•	June 30 debt balance: $2.61 billion

•	June 30 cash: $169.3 million

•	Dividends paid in the quarter: $12.1 million

•	Maintenance capital expenditures during the quarter (excluding Delta Downs restoration costs covered by insurance): $31.5 million

•	Expansion capital expenditures during the quarter:

– South Coast	$13.1 million
– Other	3.9 million

Total	$17.0 million

•	Number of shares outstanding on June 30, 2006: 89.8 million

•	Capitalized interest during the quarter: $2.0 million

•	Cash distribution to the Company from Borgata in the quarter: $22.4 million

•	June 30 debt balance at Borgata: $475.2 million

Conference Call Information

We will host our second quarter 2006 conference call today, Tuesday, July 25 at 4:30 p.m. Eastern. The conference call number is 800.237.9752 and the reservation number is 89335850. Please call up to 15 minutes in advance to ensure you are connected prior to the call’s initiation. We will report our results on the same day at approximately 4:00 p.m. Eastern. The conference call will also be available on our website, located at www.boydgaming.com.

Following the call’s completion, a replay will be available by dialing 888.286.8010 beginning two hours after the completion of today’s call and continuing through Tuesday, August 1. The passcode for the replay will be 53493631. The replay will also be available at www.boydgaming.com.

	Three Months Ended June 30,		Six Months Ended June 30,
($ in thousands, except footnotes)
	2006	2005	2006	2005
Net Revenues
Las Vegas Locals	$264,445	$228,335	$545,440	$466,334
Stardust	35,443	38,501	74,386	79,233
Downtown Las Vegas (a)	65,067	67,162	129,597	130,227
Central Region	245,911	220,252	507,916	445,346

Net revenues	$610,866	$554,250	$1,257,339	$1,121,140

Adjusted EBITDA
Las Vegas Locals	$78,928	$76,144	$173,359	$160,213
Stardust	4,620	5,651	11,378	12,766
Downtown Las Vegas	12,906	14,328	26,922	25,738
Central Region (b)	58,587	53,079	142,446	108,958

Wholly-owned property Adjusted EBITDA	155,041	149,202	354,105	307,675
Corporate expense	(9,085)	(11,497)	(18,575)	(21,290)

Wholly-owned Adjusted EBITDA	145,956	137,705	335,530	286,385
Our share of Borgata’s operating income before net amortization and preopening expenses (f)	21,377	21,476	46,622	43,229

Total Adjusted EBITDA (g)	167,333	159,181	382,152	329,614

Other operating costs and expenses
Deferred rent	1,158	1,308	2,315	2,612
Depreciation and amortization	57,311	44,454	114,325	88,181
Preopening expenses (c)	7,712	2,601	14,848	4,535
Our share of Borgata’s preopening expenses	1,908	—	2,573	—
Share-based compensation expense (c)	5,828	—	11,179	—
Write-downs and other charges, net	31,249	—	32,740	(390)

Total other operating costs and expenses	105,166	48,363	177,980	94,938

Operating income	62,167	110,818	204,172	234,676

Other non-operating costs and expenses
Interest expense, net (d)	44,284	32,723	86,018	64,788
Our share of Borgata’s non-operating expenses, net	2,070	3,268	4,295	6,055

Total other non-operating costs and expenses	46,354	35,991	90,313	70,843

Income before provision for income taxes and cumulative effect of a change in accounting principle	15,813	74,827	113,859	163,833
Provision for income taxes	5,653	26,189	40,459	58,676

Income before cumulative effect of a change in accounting principle	10,160	48,638	73,400	105,157
Cumulative effect of a change in accounting for intangible assets, net of taxes (e)	—	—	—	(16,439)

Net income	$10,160	$48,638	$73,400	$88,718

(a)	Includes revenues related to Vacations Hawaii and other travel agency related entities of $13.8 million and $14.8 million for the three months ended June 30, 2006 and 2005, respectively, and $26.6 million and $27.6 million for the six months ended June 30, 2006 and 2005, respectively.

(b)	Includes the $6.7 million retroactive gaming tax assessment at Par-A-Dice recorded in the second quarter 2006.
(c)	We adopted Statement of Financial Accounting Standards No. 123R, Share-Based Payment, on January 1, 2006 and recorded $6.3 million and $12.1 million of share-based compensation expense during the three and six months ended June 30, 2006, respectively. Of the total expense, $0.4 million and $0.9 million is included in preopening expenses on our condensed consolidated statement of operations for the three and six months ended June 30, 2006, respectively.
(d)	Net of interest income and amounts capitalized.
(e)	We adopted Emerging Issues Task Force Topic No. D-108, Use of the Residual Method to Value Acquired Assets Other Than Goodwill, or EITF D-108, during the quarter ended March 31, 2005. EITF D-108 requires companies that have applied the residual method to the valuation of intangible assets for purposes of impairment testing to now use the direct method. As a result of the adoption, we recorded a charge of $25.4 million ($16.4 million, net of tax) to reduce the balance of our intangible license rights at Delta Downs. This charge has been reflected as a cumulative effect of a change in accounting principle, net of tax, on our condensed consolidated statement of operations for the six months ended June 30, 2005.
(f)	The following table reconciles the presentation of our share of Borgata’s operating results in our condensed consolidated statements of operations to the presentation of our share of Borgata’s results in the table above (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Operating income from Borgata	$19,144	$21,151	$43,400	$42,580
Add back:
Net amortization expense related to our investment in Borgata	325	325	649	649
Our share of preopening expenses	1,908	—	2,573	—

Our share of Borgata’s operating income before net amortization and preopening expenses	$21,377	$21,476	$46,622	$43,229

(g)	The following table reconciles Total Adjusted EBITDA to EBITDA and Net income (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Total Adjusted EBITDA	$167,333	$159,181	$382,152	$329,614
Deferred rent	1,158	1,308	2,315	2,612
Preopening expenses	7,712	2,601	14,848	4,535
Our share of Borgata’s preopening expenses	1,908	—	2,573	—
Share-based compensation expense	5,828	—	11,179	—
Our share of Borgata’s non-operating expenses, net	2,070	3,268	4,295	6,055
Write-downs and other charges, net	31,249	—	32,740	(390)

EBITDA	117,408	152,004	314,202	316,802
Depreciation and amortization	57,311	44,454	114,325	88,181
Interest expense, net	44,284	32,723	86,018	64,788
Provision for income taxes	5,653	26,189	40,459	58,676

Income before cumulative effect of a change in accounting principle	10,160	48,638	73,400	105,157
Cumulative effect of a change in accounting for intangible assets, net of taxes	—	—	—	(16,439)

Net income	$10,160	$48,638	$73,400	$88,718

BOYD GAMING CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
(Unaudited)
(In thousands, except per share data)	2006	2005	2006	2005
Revenues
Gaming	$491,736	$452,805	$1,020,995	$918,751
Food and beverage	90,282	81,558	182,549	164,667
Room	53,378	45,835	106,523	91,593
Other	41,628	37,565	81,164	73,898

Gross revenues	677,024	617,763	1,391,231	1,248,909
Less promotional allowances	66,158	63,513	133,892	127,769

Net revenues	610,866	554,250	1,257,339	1,121,140

Costs and expenses
Gaming	233,660	204,435	464,946	412,215
Food and beverage	58,621	51,243	118,555	101,766
Room	17,066	13,833	33,921	26,904
Other	31,771	33,191	60,922	65,166
Selling, general and administrative	87,939	80,113	173,560	163,850
Maintenance and utilities	29,258	23,541	56,310	46,176
Depreciation and amortization	56,986	44,129	113,676	87,532
Corporate expense	13,581	11,497	27,089	21,290
Preopening expenses	7,712	2,601	14,848	4,535
Write-downs and other charges, net	31,249	—	32,740	(390)

Total costs and expenses	567,843	464,583	1,096,567	929,044

Operating income from Borgata	19,144	21,151	43,400	42,580

Operating income	62,167	110,818	204,172	234,676

Other income (expense)
Interest income	36	40	72	81
Interest expense, net of amounts capitalized	(44,320)	(32,763)	(86,090)	(64,869)
Other non-operating expenses from Borgata, net	(2,070)	(3,268)	(4,295)	(6,055)

Total	(46,354)	(35,991)	(90,313)	(70,843)

Income before provision for income taxes and cumulative effect of a change in accounting principle	15,813	74,827	113,859	163,833
Provision for income taxes	5,653	26,189	40,459	58,676

Income before cumulative effect of a change in accounting principle	10,160	48,638	73,400	105,157
Cumulative effect of a change in accounting for intangible assets, net of taxes of $8,984	—	—	—	(16,439)

Net income	$10,160	$48,638	$73,400	$88,718

Basic Net Income Per Common Share
Income before cumulative effect of a change in accounting principle	$0.11	$0.55	$0.82	$1.19
Cumulative effect of a change in accounting for intangible assets, net of taxes	—	—	—	(0.18)

Net income	$0.11	$0.55	$0.82	$1.01

Average Basic Shares Outstanding	89,635	88,366	89,473	88,039

Diluted Net Income Per Common Share
Income before cumulative effect of a change in accounting principle	$0.11	$0.54	$0.81	$1.17
Cumulative effect of a change in accounting for intangible assets, net of taxes	—	—	—	(0.19)

Net income	$0.11	$0.54	$0.81	$0.98

Average Diluted Shares Outstanding	91,103	90,518	90,978	90,232

The following table reconciles net income based upon generally accepted accounting principles to Adjusted Earnings and Adjusted Earnings Per Share.

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands, except per share data)	2006	2005	2006	2005
Net income	$10,160	$48,638	$73,400	$88,718
Adjustments:
Preopening expenses	7,712	2,601	14,848	4,535
Our share of Borgata’s preopening expenses	1,908	—	2,573	—
Accelerated depreciation for Stardust and related assets	2,724	—	5,294	—
Par-A-Dice retroactive gaming tax assessment	6,672	—	6,672	—
Write-downs and other charges, net	31,249	—	32,740	(390)
Income tax effect for above adjustments	(17,969)	(910)	(22,076)	(1,485)
Cumulative effect of a change in accounting principle, net	—	—	—	16,439

Adjusted earnings	$42,456	$50,329	$113,451	$107,817

Adjusted Earnings per diluted share (Adjusted EPS)	$0.47	$0.56	$1.25	$1.19

Weighted average diluted shares outstanding	91,103	90,518	90,978	90,232

The following table reconciles adjusted earnings to pro forma adjusted earnings, had we expensed stock options during the prior year.

	Three Months Ended June 30, 2005	Six Months Ended June 30, 2005
Adjusted earnings as reported above	$50,329	$107,817
Share-based compensation expense, net of tax	(2,858)	(6,227)

Pro forma adjusted earnings	$47,471	$101,590

Pro forma adjusted earnings per diluted share (Pro forma Adjusted EPS)	$0.52	$1.13

Weighted average diluted shares outstanding	90,518	90,232

The following table reports Borgata financial results.

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands)	2006	2005	2006	2005
Gaming revenue	$172,855	$169,596	$347,111	$331,650
Non-gaming revenue	64,282	60,958	120,383	114,469

Gross revenues	237,137	230,554	467,494	446,119
Less promotional allowances	47,765	46,168	90,554	89,599

Net revenues	189,372	184,386	376,940	356,520
Expenses	131,762	127,649	254,051	242,903
Depreciation and amortization	14,773	13,778	29,271	27,153
Preopening expenses	3,815	—	5,145	—
Loss on asset disposals	83	9	375	7

Operating income	38,939	42,950	88,098	86,457

Interest and other expenses, net	(4,271)	(6,732)	(8,353)	(12,714)
Benefit/(provision) for income taxes	130	195	(237)	604

Subtotal	(4,141)	(6,537)	(8,590)	(12,110)

Net income	$34,798	$36,413	$79,508	$74,347

The following table reconciles our share of Borgata's financial results to the amounts reported in our condensed consolidated statements of operations.

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands)	2006	2005	2006	2005
Our share of Borgata’s operating income	$19,469	$21,476	$44,049	$43,229
Net amortization expense related to our investment in Borgata	(325)	(325)	(649)	(649)

Operating income from Borgata, as reported	$19,144	$21,151	$43,400	$42,580

Other non-operating net expenses from Borgata, as reported	$(2,070)	$(3,268)	$(4,295)	$(6,055)

The following table reconciles Adjusted EBITDA to EBITDA to Net income for Borgata.

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands)	2006	2005	2006	2005
Adjusted EBITDA	$57,610	$56,737	$122,889	$113,617
Preopening expenses	3,815	—	5,145	—
Loss on asset disposals	83	9	375	7

EBITDA	53,712	56,728	117,369	113,610
Depreciation and amortization	14,773	13,778	29,271	27,153
Interest and other expenses, net	4,271	6,732	8,353	12,714
Income taxes	(130)	(195)	237	(604)

Net income	$34,798	$36,413	$79,508	$74,347

Footnotes and Safe Harbor Statements

Non-GAAP Financial Measures

Regulation G, “Conditions for Use of Non-GAAP Financial Measures,” prescribes the conditions for use of non-GAAP financial information in public disclosures. We believe that our presentation of earnings before interest, taxes, depreciation and amortization (EBITDA), Adjusted EBITDA, Adjusted Earnings and Adjusted Earnings Per Share (Adjusted EPS), which are non-GAAP financial measures, are important supplemental measures of operating performance to investors. The following discussion defines these terms and why we believe they are useful measures of our performance.

EBITDA and Adjusted EBITDA

EBITDA is a commonly used measure of performance in our industry which we believe, when considered with measures calculated in accordance with United States Generally Accepted Accounting Principles (GAAP), gives investors a more complete understanding of operating results before the impact of investing and financing transactions and income taxes and facilitates comparisons between us and our competitors. Management has historically adjusted EBITDA when evaluating operating performance because we believe that the inclusion or exclusion of certain recurring and non-recurring items is necessary to provide the most accurate measure of our core operating results and as a means to evaluate period-to-period results. We have chosen to provide this information to investors to enable them to perform more meaningful comparisons of past, present and future operating results and as a means to evaluate the results of core on-going operations. We do not reflect such items when calculating EBITDA; however, we adjust for these items and refer to this measure as Adjusted EBITDA. We have historically reported this measure to our investors and believe that the continued inclusion of Adjusted EBITDA provides consistency in our financial reporting. We use Adjusted EBITDA in this press release because we believe it is useful to investors in allowing greater transparency related to a significant measure used by management in its financial and operational decision-making. Adjusted EBITDA is among the more significant factors in management’s internal evaluation of total company and individual property performance and in the evaluation of incentive compensation related to property management. Management also uses Adjusted EBITDA as a measure in determining the value of acquisitions and dispositions. Adjusted EBITDA is also widely used by management in the annual budget process. Externally, we believe these measures continue to be used by investors in their assessment of our operating performance and the valuation of our company. Adjusted EBITDA reflects EBITDA adjusted for deferred rent, preopening expenses, share-based compensation expense, write-downs and other charges, net and our share of Borgata’s non-operating and preopening expenses. A reconciliation of net income, based upon GAAP, to EBITDA and Adjusted EBITDA is included in the financial schedules accompanying this release.

Adjusted Earnings and Adjusted EPS

Adjusted Earnings are earnings before preopening expenses, accelerated depreciation for Stardust and related assets, Par-A-Dice retroactive gaming tax assessment, write-downs and other charges, net, our share of Borgata’s preopening expenses and a cumulative effect of a change in accounting principle, net. Adjusted Earnings and Adjusted EPS are presented solely as supplemental disclosures because management believes that they are widely used measures of performance in the gaming industry. A reconciliation of net income, based upon GAAP, to Adjusted Earnings and the presentation of Adjusted EPS are each included in the financial schedules accompanying this release.

Limitations on the Use of Non-GAAP Measures

The use of EBITDA, Adjusted EBITDA, Adjusted Earnings and Adjusted EPS has certain limitations. Our presentation of EBITDA, Adjusted EBITDA, Adjusted Earnings and Adjusted EPS may be different from the presentation used by other companies and therefore comparability may be limited. Depreciation expense for various long-term assets, interest expense, income taxes and other items have been and will be incurred and are not reflected in the presentation of EBITDA or Adjusted EBITDA. Each of these items should also be considered in the overall evaluation of our results. Additionally, EBITDA and Adjusted EBITDA do not consider capital expenditures and other investing activities and should not be considered as a measure of our liquidity. We compensate for these limitations by providing the relevant disclosure of our depreciation, interest and income tax expense, capital expenditures and other items both in our reconciliations to the GAAP financial measures and in our consolidated financial statements, all of which should be considered when evaluating our performance.

EBITDA, Adjusted EBITDA, Adjusted Earnings and Adjusted EPS are used in addition to and in conjunction with results presented in accordance with GAAP. EBITDA, Adjusted EBITDA, Adjusted Earnings and Adjusted EPS should not be considered as an alternative to net income, operating income, or any other operating performance measure prescribed by GAAP, nor should these measures be relied upon to the exclusion of GAAP financial measures. EBITDA, Adjusted EBITDA, Adjusted Earnings and Adjusted EPS reflect additional ways of viewing our operations that we believe, when viewed with our GAAP results and the reconciliations to the corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting our business than could be obtained absent this disclosure. Management strongly encourages investors to review our financial information in its entirety and not to rely on a single financial measure.

Forward Looking Statements and Company Information

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include information regarding the Company's expectations, goals or intentions regarding the future, including but not limited to statements regarding the Company's strategy, expenses, revenue, earnings, cash flow and the growth and strength of certain gaming markets (including the New Orleans and Atlantic City markets, as well as the estimated capacity in the Las Vegas Locals market). In addition, forward-looking statements include statements regarding Blue Chip’s demonstrated potential for the future, the focus on margin improvement and the Company’s anticipated refinement of marketing programs at Blue Chip, Borgata’s position, performance and that demand continues to thrive at the property, the opportunity for an upscale boutique hotel experience at Borgata, the anticipated opening of the second hotel in the fourth quarter 2007 and that the new hotel will further position Borgata as a leading destination in the Atlantic City market. Forward-looking statements also include statements regarding the progress of the predevelopment work for the Echelon Place project and the timing for the commencement of construction on, and the opening of, the project, that the Dania Jai Alai acquisition is expected to be completed in the fourth quarter 2006, the status of development plans for Dania Jai Alai, and the status of the design work for the Company’s North Las Vegas project. Forward-looking statements also include statements regarding the anticipated sale of South Coast, the effects of the sale of the South Coast on the Company’s earnings (both on a pro forma and prospective basis) and the anticipation that the Company will present South Coast on a “discontinued operations” basis in the future. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. In particular, the Company can provide no assurances regarding the improvement of margins or the refinement of marketing programs, that Borgata’s position, performance or demand will change, the timing, cost, or progress for each of the Company’s development projects, that the pending Dania Jai Alai and South Coast transactions will close when anticipated, if at all, as well as the anticipated effects of the South Coast transaction on the Company’s earnings. Among the factors that could cause actual results to differ materially are the following: competition, increased costs (including marketing costs) and uncertainties relating to new developments and expansion (including enhancements to improve property performance), financial community and rating agency perceptions of the Company, changes in laws and regulations, including increased taxes, the availability and price of energy, weather, regulation, economic, credit and capital market conditions and the effects of war, terrorist or similar activity. In addition, the Dania Jai Alai and South Coast transactions are subject to obtaining regulatory and licensing approvals and the satisfaction of other closing conditions. Additional factors that could cause actual results to differ are discussed under the heading "Risk Factors" and in other sections of the Company's Form 10-K for the fiscal year ended December 31, 2005 on file with the Securities and Exchange Commission, and in its other current and periodic reports filed with, or furnished to, the Commission from time to time. All forward-looking statements in this document are made as of the date hereof, based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward-looking statement.

Headquartered in Las Vegas, Boyd Gaming Corporation (NYSE: BYD) is a leading diversified owner and operator of 20 gaming entertainment properties located in Nevada, New Jersey, Mississippi, Illinois, Indiana , Louisiana and Florida. The Company is also developing Echelon Place, a world class destination on the Las Vegas Strip, expected to open in mid 2010. Additionally, the Company was recognized earlier this year by Forbes Magazine as the best managed company in the category of Hotels, Restaurant and Leisure. Boyd Gaming press releases are available at www.prnewswire.com. Additional news and information on Boyd Gaming can be found at www.boydgaming.com.

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